UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))
☒ Definitive Information Statement
PLANGRAPHICS, INC.
(Name of Registrant As Specified In Its Charter)

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NOTICE OF SPECIAL STOCKHOLDERS’ MEETING

We Are Not Asking You For A Proxy
You Are Requested Not To Send Us A Proxy
DO NOT SEND US A PROXY
You have a right to attend the meeting, but
your attendance at the meeting is not required or needed.
Please notify us in writing if you plan to attend the meeting.

A special meeting for the stockholders of PlanGraphics, Inc. has been called for and will be held on August 17, 2010 at 2:00 o’clock p.m. local time.  The special meeting will be held at Suite 200, 6371 Business Boulevard, Sarasota, Florida.

The purpose of the special meeting is the approval of the following proposals:

Proposal No. 1. A reverse split of PlanGraphics’ issued and outstanding common stock in a ratio of one to 244.8598.

Proposal No. 2. The change of PlanGraphics’ state of incorporation to Florida from Colorado.

Proposal No. 3. The change of PlanGraphics’ name to Integrated Freight Corporation.

PlanGraphics’ board of directors has approved these actions and recommends them to the stockholders for approval.

The Integrated Freight Stock Exchange Trust, a Florida business trust and the majority stockholder of PlanGraphics, will vote in favor of the proposals at the meeting. The vote by The Integrated Freight Stock Exchange Trust will be sufficient, without the vote of any other stockholder, to approve the proposals.

We are mailing this information statement on July 26, 2010 to PlanGraphics’ stockholders of record and record holders, as defined in Rule 14a-1(i) under the Securities Exchange Act of 1934, at the close of business on July 22, 2010.

By order of the Board of Directors

/s/ Jackson L. Morris

Jackson L. Morris
Secretary

DELIVERY OF THIS INFORMATION STATEMENT

Only one copy of this information statement is being delivered to two or more stockholders who share the same address, unless we have previously received a request from a stockholder sharing the same address with another stockholder to deliver a copy for each stockholder. If you have not already made but would like to make this request, we will upon your oral or written request promptly deliver another copy of this information statement to you at the shared address. To receive your separate copy of this information statement, you may telephone and leave a voice mail with your request at (888) 623-4378 or you may send a written request to Paul A. Henley, attn: Securities Reports, at Suite 200, 6371 Business Boulevard, Sarasota, FL 34240. If you are already receiving multiple copies of PlanGraphics’ annual report, proxy statements and information statements at the shared address and would like to receive only one copy in the future, please either call or write us per the preceding instructions.

DISSENTER'S RIGHTS

We are incorporated in Colorado. Our stockholders do not have dissenter’s rights arising from the actions to be approved at the special stockholders’ meeting. Furthermore, under §7-113-102 of the Colorado Business Corporation Act, stockholders do not have dissenter’s rights for any action PlanGraphics may take, because PlanGraphics has more than two thousand stockholders of record.

PLANGRAPHICS' VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Our issued and outstanding common stock is the only security entitled to vote on the proposals to be approved at the special meeting of stockholders. We have 1,942,445,514 shares issued and outstanding on the date of this information statement. A vote of more than 971,222,757 shares, or more than fifty percent, is sufficient to approve the three proposals described in this information statement. The Integrated Freight Stock Exchange Trust, a Florida business trust, Jackson L. Morris, trustee, (the “Trust”) owns of record 1,292,525,793 shares of our issued and outstanding common stock, or 66.5 percent. The Trust has the voting power to approve the proposals without the vote or approval of any other stockholder. In addition, our president, Paul A. Henley, owns of record 515,317,903 shares of our issued and outstanding common stock, or 26.5 percent, which the Trust transferred to him and he has pledged as collateral for his personal guaranty of a loan made to us by an unrelated third party.  The Trust and Mr. Henley have informed us that they each intend to vote in favor of the three proposals described in this information statement.

The following table sets forth the stock ownership of our directors and officers and other persons who own five percent or more of our common stock.  The legal title to stock issued, unless otherwise indicated in the footnotes, is held by the Trust for the benefit of the named stockholders.  Jackson L. Morris, our corporate secretary, is the trustee.  The numbers of shares in the before the reverse split column have been calculated by multiplying the number of shares in the after the reverse split column by the reverse split factor of 244.8598 and represent a notional number, because we do not have a sufficient number of authorized shares to issue the pre-reverse number of shares to the beneficial holders.  Following the reverse stock split to be approved at the special stockholders’ meeting, the Trust will distribute the shares it holds out of the Trust and into the names of the beneficial owners and we will issue an additional number of shares when required to provide legal title to the named stockholders equal to the number of shares in the after reverse split column. The address of our directors, officers and the Trust is our address.

	Number of Shares		Percent
Name	Before Reverse Split	After Reverse Split	After all shares are issued
John E. Bagalay	30,607,475	125,000	*
Paul A. Henley	1,591,588,700	6,500,000	23.91%
Henry P. Hoffman	48,971,960	200,000	*
Steven E. Lusty	312,196,245	1,275,000	4.69%
Jackson L. Morris (1)	274,459,187	1,120,883	4.03%
T. Mark Morris	771,308,370	3,150,000	11.59%
Monte W. Smith (2)	227,719,614	930,000	3.42%
Craig White (3)	489,719,600	2,000,000	7.36%
All directors and officers as a group (8 persons) (1)	3,746,571,151	15,300,883	55.02%
The Integrated Freight Stock Exchange Trust	1,292,525,793	none	0%
MTH Ventures, Inc. (4)	368,856,803	1,506,400	5.48%
24636 Harbour View Drive, Ponte Vedra, FL 32082
Edgar Renteria (5)	427,310,958	1,745,125	6.36%
Unit 105, 3550 Wembley Way, Palm Harbor, FL 34685
Tangiers Investors LP(6)	656,501,200	2,681,131	9.68%
Suite 400, 1446 Front Street, San Diego, CA 92101
*Less than one percent.

(1)   Includes 620,883 stock purchase warrants exercisable at $0.30 per share, including a cashless exercise feature, treated as issued and outstanding for purposes of Mr. Morris’ and all directors and officers as a group percentage calculations.  For shares held in the Integrated Freight Stock Exchange Trust of which Mr. Morris is the trustee, not included on this line, see the entry on separate line.

(2) Includes 412,500 shares beneficially owned by Mary Catherine Smith, Mr. Smith’s spouse.
(3) Includes 1,000,000 shares beneficially owned by Vonnie White, Mr. White’s spouse.
(4) Includes 203,333 shares issuable on conversion of notes and 82,000 shares issuable on exercise of warrants , treated as issued and outstanding for purposes of MTH Ventures’ percentage calculation.
(5) Includes 245,125 shares issuable on exercise of warrants, treated as issued and outstanding for purposes of Mr. Renteria’s percentage calculation.

(6)  Includes 295,000 shares issuable on conversion of notes and 213,500 shares issuable on exercise of warrants, treated as issued and outstanding for purposes of Tangiers Investors’ percentage calculation.

INFORMATION ABOUT PLANGRAPHICS

We file reports with the U.S. Securities and Exchange Commission. We refer you to our amended annual report on Form 10-K for the year ended September 30, 2009 for more information about our transactions with and related to Integrated Freight Corporation (IFC).

You may read and copy all materials we file with the U.S. Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains all reports, proxy and information statements, and other information that we file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

We will provide, without charge, to any person to whom this information statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the reports that we have incorporated by reference in this information statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). To obtain a copy of these reports, write to Paul A. Henley, attn: Securities Reports, at Suite 200, 6371 Business Boulevard, Sarasota, FL 34240.

BACKGROUND OF THE PROPOSALS

On December 22, 2009, we filed articles of merger in the State of Florida; and, on December 23, 2009, we filed articles of merger in the State of Colorado. Pursuant to these articles of merger, IFC merged into us, and we are the surviving corporation for legal purposes and IFC is the surviving corporation for accounting purposes.

As described in our previous SEC reports, IFC acquired 401,559,467 shares of our common stock, or 80.2 percent of our then issued and outstanding common stock, as of May 1, 2009, for the purpose of merging us into IFC, with IFC being the surviving corporation. Uncertainty as to when IFC could obtain an effective registration statement on Form S-4 (which it filed and has now withdrawn) to complete the merger prevented IFC from obtaining sufficient debt and equity funding needed to pay for additional audits of its financial statements required to amend the Form S-4 registration statement, to pay its operating expenses and to complete negotiations for additional acquisitions. Our former sole director, John C. Antenucci, agreed with IFC to restructure the transaction to provide for our acquisition of more than ninety percent of IFC’s issued and outstanding common stock and its merger into us. Colorado corporation law permits the merger of a subsidiary company owned ninety percent or more by a parent company into the parent company without stockholder approval.

In furtherance of this change to the plan to combine IFC and us, Mr. Antenucci resigned as our sole director on November 1, 2009 and was replaced by persons identical to IFC’s board of directors, who as the board of both corporations approved the restructured transaction on November 11, 2009.  The restructured transaction involved the transfer of 20,228,246 shares of IFC’s outstanding common stock by its stockholders to Jackson L. Morris, trustee for The Integrated Freight Stock Exchange Trust, a Florida business trust (“Trust”). IFC also transferred the 401,559,467 shares of our common stock it owned to the Trust. We then exchanged 1,406,284,229 shares of our unissued common stock for the 20,228,246 shares of IFC, or 94.787 percent, held in the Trust. As a result of this transfer and exchange, the Trust then held 1,807,842,696 of our shares. The number of shares of our common stock that we exchanged for the number of shares of IFC stock was not based on any financial or valuation considerations, but solely on the number of shares of our authorized but unissued shares in relation the percentage of IFC’s outstanding common stock included in the exchange and the requirements of Colorado law that we own ninety percent or more of IFC in order to complete the merger without stockholder approval.

The effect of the original plan would have resulted in effectively a reverse split of our issued and outstanding common stock by the ratio of one new share for each 244.8598 shares outstanding, while the number of IFC’s issued and outstanding stock would not have been affected. Also, the name of the surviving corporation would have remained “Integrated Freight Corporation”, a Florida corporation.

The three proposals in this information statement will accomplish the identical outcomes of the original structure of our combination with IFC.

After the reverse stock split, the Trust will hold an insufficient number of our shares to complete the one share for one shares exchange with IFC’s stockholders, as contemplated by the original transaction. Accordingly, we will issue an additional 13,156,826 unissued shares of our common stock (restored by the reverse stock split) to the Trust, so that the Trust will be able to distribute to its beneficiaries one share of our common stock for each share of IFC common stock deposited in the Trust. We will also issue 1,337,822 shares to holders of IFC common stock which was not deposited in the Trust and which has been automatically converted into our common stock by virtue of the merger of IFC into us. And, we will also issue a number of shares that IFC was obligated to issue but had not issued as of the merger date and a number of shares we have become obligated to issue subsequent to the merger date which are related primarily to an acquisition and fundings. We have succeeded to IFC’s obligations outstanding prior to the merger to issue shares of common stock in conversion of outstanding debt obligations and exercise of warrants.

On December 27, 2009, we completed the sale of our historic operations to Mr. Antenucci, our former director and chief executive officer, pursuant to a previously reported agreement in connection with IFC’s acquisition of control of us as of May 1, 2009.

PROPOSAL NO. 1.
A reverse split of PlanGraphics’ issued and outstanding common stock in a ratio of one to 244.8598.

The Board of Directors has approved and recommends to the stockholders for approval a decrease in the number of our issued and outstanding shares. The recommended decrease will result in one new share replacing each 244.8598 shares now issued and outstanding. Upon approval of this share decrease, also known as a share combination or reverse stock split, the number of our issued and outstanding shares will be reduced to approximately 7,932,889 shares (subject to further reduction for purchase of fractional shares) from 1,942,445,514 shares.

We will not issue fractional shares resulting from the reverse stock split. If you own 245 shares or more of our common stock, any fractional shares will be rounded up.  If you own less than 245 shares of our common stock we will pay you cash for the fractional share. You can determine the amount of cash we will pay you for the fractional share by first multiplying the number of shares you own before the reverse stock split by $0.__, which is the weighted average closing price of our common stock on the OTC Bulletin Board for the five business days prior to the date of this Information Statement. The payment for fractional shares also is expected to reduce the number of our stockholders, but not below 500 stockholders.

All holders of one or more whole shares of common stock after the reverse split will be treated uniformly, by receiving one whole shares in the reverse stock split. Holders of a total of less than one share (a fractional share) will be paid cash for the fractional share, as described above.

At the date of this information statement, we have two billion shares of common stock authorized and 1,942,445,514 shares of common stock issued and outstanding. Before the reverse stock split, we do not have enough authorized but unissued shares available to (a) issue the balance of approximately 13,156,826 shares required by the recent merger with IFC, (b) issue the additional shares we have subsequently obligated ourselves to issue in connection with an acquisition and fundings, (c) sell shares to obtain equity funding, (d) obtain debt financing which requires common stock purchase warrants attached, (e) satisfy the terms of debt obligations convertible into common stock to which we have succeeded as a result of our merger with IFC, (f) issue upon exercise of warrants to which we have succeeded as a result of our merger with IFC and (g) issue in connection with acquisitions of additional operating companies, (h) issue to attract and retain directors, officers and key employees and (i) issue for other corporate purposes. The reverse split will reduce the 1,942,445,514 issued and outstanding shares to 7,932,889 shares issued and outstanding. The reverse stock split will not change either the total number of shares we are authorized to issue or the par value per share, which is and will remain at two billion and $0.001 per share, respectively, because the reverse stock split will be approved by our stockholders. The reverse split will restore 1,992,067,111 shares to authorized but not issued shares.

Mechanics of the reverse stock split

The effective date of the reverse stock split will be the date of approval of our application to the Financial Institutions Regulatory Authority requesting a new trading symbol and announcement of the reverse stock split to the public securities markets. We intend to apply for the changes before this information statement is mailed to stockholders, so that the effective date will at or as soon after the date of the special stockholders meeting as possible.

At the effective date of the reverse stock split, the holders of our common stock will be able to exchange their old share certificates for share certificates representing the new number of shares resulting from the reverse split, but they are not required to do so. New stock certificates will be issued under the name of Integrated Freight Corporation as a result of the approval of Proposal No. 3 described in this information statement. Stockholders may begin exchanging their stock certificates as soon as the reverse stock split is announced to the investing public.

Holders of only a fractional share which result from the reverse split may tender their old certificates for a cash payment.  The amount of the cash payment for fractional shares will be calculated as described above.

Certificates should be tendered for reissue or for payment for fractional shares by returning the currently issued certificates our transfer agent, Island Stock Transfer, Suite 705S, 100 Second Avenue South, St. Petersburg, FL 33701. The transfer agent and we recommend you return the certificates by certified U.S. Mail, return receipt requested, or by trackable courier service. We will pay the fee for the replacement certificates and the cost of delivering the replacement certificate and/or check for the fractional shares to you.

Tax consequences of the reverse stock split

We believe there will be no tax consequences to stockholders receiving whole shares resulting from the reverse stock split, other than an increase in your taxable basis per share. In other words, your cost per share for tax purposes will be your cost for the pre-split shares divided by the number of post split shares you receive. If your payment for the fractional share exceeds your cost of those shares, however, you will recognize a short or long term capital gain on the difference, depending on whether your holding period is less or greater than one year. Conversely, if you paid more for the pre-split shares than the payment you receive for the fractional share, you will recognize a short or long term capital loss, depending on your holding period. The gain or loss, as the case may be, will be reported on your 2010 federal income tax return, but in either case is expected to be negligible.

These views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse split may vary significantly as to each shareholder, depending on the state in which such shareholder resides. We encourage you to seek your own tax advice.

Negative factors of a reverse stock split

We have considered certain negative factors often associated with a reverse stock split. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to or lower than pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding and in the public float coupled with a reduced number of stockholders; and, costs that may be associated with implementing a reverse stock split.

Because the reverse stock split will result in a decreased number of issued and outstanding shares of our common stock and an increase in the number of our authorized but unissued shares of common stock, the reverse stock split may be construed as having an anti-takeover effect. Although we have not undertaken the reverse stock split for this purpose, the increased number of authorized but unissued shares would be available for use to frustrate persons seeking to take us over or otherwise gain control of us by, for example, privately placing shares with purchasers who might side with our management in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transactions were opposed by our management. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this information statement.  Notwithstanding the possible anti-takeover effects of the reverse stock split, we believe that the concentration of our stock in the hands of our management, as disclosed above, will have an equal or greater anti-takeover effect.

Potential benefits of the reverse stock split

The reverse stock split will enable us to (a) issue the balance of approximately 13,156,826 shares required by the recent merger with IFC, (b) issue the additional shares we have subsequently obligated ourselves to issue in connection with an acquisition and fundings, (c) sell shares to obtain equity funding, (d) obtain debt financing which requires common stock purchase warrants attached, (e) satisfy the terms of debt obligations convertible into common stock to which we have succeeded as a result of our merger with IFC, (f) issue upon exercise of warrants to which we have succeeded as a result of our merger with IFC and (g) issue in connection with acquisitions of additional operating companies, (h) issue to attract and retain directors, officers and key employees and (i) issue for other corporate purposes..

We believe that the low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates and certain members of the investing public, including institutional investors, as well adversely affecting our ability to raise additional working capital. Because of the current low price of our common stock, we believe our credibility as a viable business enterprise is negatively impacted.  We believe, but you have no guaranty, that the reverse stock split will increase the market price of our common stock.

In addition, we believe that the reverse stock split and anticipated increase in per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public.  Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock.  Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or to monitor the activity of lower-priced stocks.  Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks due to, among other reasons, the trading volatility often associated with lower-priced stocks.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.   As noted above, the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that will be outstanding after the reverse stock split.  We are hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

You have no assurance that any positive impact in these or other matters will result from the reverse stock split. However, we have not had a previous reverse stock split. Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of our common stock may not rise or remain constant in proportion to the reduction in the number of shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of our common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

PROPOSAL NO. 2.
The removal of our state of incorporation to Florida from Colorado

The Board of Directors has approved and recommends to the stockholders for approval a change in our state of incorporation to Florida from Colorado. This change in our state of incorporation may be accomplished by either a merger into a newly formed, wholly owned subsidiary incorporated in the state of Florida or the change of our domicile to Florida in accordance with the corporation law of Colorado (for “conversion”) and Florida (for “domestication”). Colorado corporation law does not require stockholder approval of a parent/subsidiary merger; but, it requires the change in our state of incorporation by “conversion” to be approved by our stockholders. The board of directors will have the discretion to select the method of our change in state of incorporation, based on the comparative and relative ease and cost of the alternatives. The reason for the move to Florida from Colorado is that we do not have or expect to have any operations in Colorado that would justify maintaining our incorporation in that state. To maintain our incorporation in Colorado and our headquarters in another state would require additional annual corporate franchise fees, and payment for the services of a professional registered agent in two states.

We believe there are no material differences between stockholders rights in Colorado and Florida, except as follows:

1. Colorado corporation law requires unanimous approval of stockholders by written consent. As a result we would be required to hold a special stockholders, meeting, such as the special stockholders' meeting to which this information statement relates, each time stockholder approval of an action is required, notwithstanding that management controls a majority of our issued and outstanding common stock. By contrast, Florida corporation law requires only a majority of the issued and outstanding common stock to take action by written consent, with the result that at the present time, management could approve actions by stockholders without the vote of any other stockholders. Notwithstanding which corporation law we are subject to, whether Colorado or Florida, we will still be subject to Section 14 of the Securities Exchange Act of 1934, which obligates us to distribute a proxy or information statement to our stockholders whenever stockholder approvals are required. Florida corporation law will require us to distribute notice to non-consenting stockholders within ten days after an action by less than all stockholders, which obligation would be satisfied by the distribution of an information statement pursuant to Rule 14c of the Exchange Act at least twenty days before an action by written consent is taken.

2. Colorado corporation law provides dissenter’s rights to stockholders in connection with certain transactions, whether or not stockholder approval is required, when the corporation has less than two thousand stockholders. We now have more than two thousand stockholders, but expect to have less than that number following the reverse stock split and payment of cash for fractional shares. Florida corporation law provides appraisal rights to stockholders, without regard to the number of stockholders, in connection with certain transactions that require stockholder approval. The nature of the transactions is substantially similar under the corporation law of both states. The rights in both states are designed for stockholders who are not in favor of the transactions to obtain fair market value for their shares. In practice, there may be differences in how fair market value is determined under the corporation law of each state. Each state imposes technical requirements for stockholders to assert their dissenters’ or appraisal rights.

PROPOSAL NO. 3.
The change of our name to Integrated Freight Corporation from of PlanGraphics, Inc.

The Board of Directors has approved and recommends to the stockholders for approval a change in our corporate name to Integrated Freight Corporation from PlanGraphics, Inc. This change in our corporate name requires approval by the holders of a majority of our issued and outstanding common stock under Colorado corporation law whether by a parent-subsidiary merger or by “conversion”.   Florida corporation law does not require stockholder approval for a name change in a parent-subsidiary merger or by “domestication”.

Whether we change our name by a parent-subsidiary merger or by a “conversion”/”domestication”, will change the par value of our common stock to $0.001 per share from no par value per share.  We believe this change will facilitate the accounting for our equity accounts.

The reasons for the recommendation to change our corporate name are summarized, as follows:

PlanGraphics has been our historical name and was appropriate for the business we have historically conducted and sold in December to Mr. Antenucci. Mr. Antenucci’s company is also called PlanGraphics and he intends to continue using that name. That business is described in our SEC filings and is different from the business of motor freight in which we are now engaged as a result of the merger of IFC into us. Our new business was founded under the name of Integrated Freight Corporation (originally, Integrated Freight Systems, Inc.) in 2008, which we believe is more appropriate to identify us both in the public securities market and in our business activities as a motor freight carrier.

[End of information statement.]